CONSULTING AGREEMENT

DATE: 01 April, 2000

BETWEEN: Perfusion Systems, Inc. ("Company")

a Nevada Corporation

502 East John Street

Carson City Nevada 89706

AND: Ian Middleton ("Consultant")

Suite 305-1208 Wharf Street

Victoria B.C. Canada

V8W 2B9

  Recitals

1.1 The Company, having evaluated the curriculum vitae of Consultant, and by the direction of the Company's Board of Directors, is desirous of engaging Consultant to perform certain tasks on behalf of the Company as set forth herein.

1.2 The Consultant, having evaluated the Company and having considered the scope of this Consulting Agreement (the "Agreement") is desirous of providing the certain tasks and obligations for the compensation memorialized herein; now therefore

In Consideration of the mutual terms, covenants, conditions and detriments set forth herein, the sufficiency of which is acknowledged, the Parties, intending to be legally bound, now agree as follows:

2.0 Consulting Services

2.1 The Company now contracts for the services of the Consultant as an independent contractor, on a part-time basis, to be paid at a rate of US$5000.00 per month, to assist in the development of the Company's general business, the development of business strategies, products, methodologies, marketing plans, and other business developments that may be contemplated from time to time.

2.2 The Company's business includes without limitation the following:

      The Company is a for-profit enterprise engaged in the review, evaluation and structuring of bio-medical companies, which includes fund raising and generally assisting in company development.
      The Company is developing engineering strategies, products, methodologies, marketing plans, processes and other intellectual property for exploitation in the bio-technology industry.

C. The Company is has located its executive offices in the State of Nevada however may do business in Nevada, Washington or Canada.

2.3 The Company shall make any proprietary technology, confidential trade secrets, and other confidential information available to Consultant on a "need to know" basis, as shall be conclusively and exclusively determined by the Company, upon Consultant's reasonable request.

2.4 Although Consultant's services will be rendered primarily outside the offices of the Company, Consultant may be required to perform tasks from time to time at the Company's executive office or such other places as designated by the Company to perform the functions for which he has been retained. Under such circumstances, the Company shall provide reasonable notice to Consultant, shall take all reasonable steps to accommodate scheduling difficulties, and shall pay Consultant's reasonable travel expenses.

2.5 The Company shall compensate Consultant once monthly, and Consultant shall provide the Company with a concise billing statement in tenths of hours in advance of such payment. The Company shall have no obligation to pay for services that are entirely frivolous, unwarranted or expressly unauthorized.

2.6 Consultant warrants that Consultant is an independent contractor, that Consultant is working from his own pre-established workplace, is fully licensed and authorized to do business in every jurisdiction where he is doing business, is an independent contractor as that term is defined and understood in the Internal Revenue Code, and is wholly responsible for his own taxes, insurance, health care coverage, worker's compensation and unemployment insurance. Consultant will not hold himself out as an employee of the Company.

2.7 Consultant warrants (a) that any work performed by him as consultant, and the results of any services performed by him will not infringe the proprietary rights of any third party, (b) that he will have the right to perform the consulting services, and (c) that he has no agreements with any third parties that would prevent him from performing services as a consultant for the Company.

2.8 This Consulting arrangement is a contract of personal service, and the parties specifically agree that all rights of the Consultant hereunder are not assignable or transferable to any other person, firm or corporation.

3.0 Term of the Agreement

3.1 This Agreement may be terminated by either party upon a prior written notice, delivered pursuant to the Notice Provision provided herein, at least sixty (60) days in advance of such termination. Upon termination, the Confidentiality and Intellectual Property Assignment provisions of this Agreement shall survive for the periods specified herein.

3.2 Notwithstanding 3.1 above, this Agreement may be terminated on three day's prior written notice by the Company upon a finding by a court of competent jurisdiction that Consultant has plagiarized, infringed upon, pirated, or otherwise illegally obtained information or intellectual property during the course of this Agreement.

4.0 Assignment of Intellectual Property

4.1 Consultant agrees and acknowledges that the Company is providing confidential information, patented technology, trade secrets, trade dress and other Company confidences to Consultant for the purposes of securing Consultant's expertise in the further development of the Company's engineering strategies, products, methodologies, marketing plans, processes and other intellectual property.

4.2 Consultant agrees that all intellectual property developed under this Agreement, shall be developed for and automatically assigned to the Company. Consultant further agrees that his services are unique, and that the Company may seek specific performance to enforce the terms hereunder, and to do so without bond.

A. Consultant agrees to take all necessary steps, including the endorsement of any documents, to provide for the protection in the name of the Company of any and all engineering strategies, products, methodologies, marketing plans, processes and other intellectual property developed during the Term of the Agreement, by the Company or Consultant, including the publishing of any papers, the prosecution of any copyrights and the prosecution of any patents, nationally or internationally.

B. Consultant agrees to take all necessary precautions to ensure that the Company's prosecution of patents for any engineering strategies, products, methodologies, marketing plans, processes and other intellectual property that may be developed during the Term of this Agreement are not compromised by premature publication or other disclosure without the express prior written consent of the Company.

C. The Company shall pay all of the expenses of patent prosecution, whether national or international, and shall identify Consultant as the inventor or co-inventor for each those patentable inventions to which Consultant has contributed under this Agreement.

D. Consultant now assigns, and the Company shall have, retain and own all of the rights to the intellectual property which is developed or derived during the Term of this Agreement in part or in total by Consultant.

E. All papers, drafts, drawings, designs, research journals, logs, or other writings developed under this Agreement by Consultant are works "made for hire" by Consultant for the Company, and the Copyrights to such works are exclusively those of the Company.

5.0 Confidentiality

5.1 The Consultant agrees that (a) all knowledge and information the Consultant may receive from the Corporation or from its employees or other consultants of the Company, or by virtue of performance of services under or pursuant to this Agreement relating to inventions, products, processes, machinery, apparatus, prices, discounts, costs, business affairs, future plans or technical data that belong to the Company or to those with whom the Company has contracted regarding such information, and (b) all information provided by the Consultant to the Company and reports of work done, together with any other information acquired by or as a direct result of the Consultant's activities on behalf of the Company during the term of this agreement, shall for all time and for all purposes be regarded by the Consultant as strictly confidential and held by the Consultant in confidence and solely for the Company's benefit and use, and shall not be used by the Consultant directly or indirectly disclosed by the Consultant to any person whatsoever except to the Company or with the Company's prior written permission.

5.2 This Confidentiality term shall survive the termination of this Agreement for a period of five (5) years from the first anniversary date of the execution of this Agreement.

6.0 Notice

6.1 Notice under this Agreement shall be made in writing, and delivered by first class U.S. or Canadian Mail, registered and certified, postage prepaid, and delivered to the address of the Party as first set out above. Notice shall be considered delivered upon the expiration of three days following the date of mailing.

7.0 Interpretive Provisions

7.1 This Agreement may not be amended, modified or changed, nor shall a provision of the Agreement be deemed waived, except only by an instrument in writing signed by the party against whom enforcement of a waiver, amendment, change, or modification is sought.

7.2 This Agreement is governed by the laws of the State of Nevada.

7.3 Should any dispute arise over this Agreement, such dispute shall be first, prior to the bringing of any lawsuit submitted to Arbitration, before a single Arbitrator, pursuant to the rules of the American Arbitration Association and the Civil Rules of the Superior Court of Carson City Nevada. Each side shall bear its own costs and the costs of Arbitration shall be pre-paid, the Company paying fifty percent (50%) and the Consultant paying (50%). The venue and forum for the Arbitration shall be exclusively in Carson City, Nevada, and this sentence may be pleaded as a complete defense to the initiation of Arbitration in any other venue or forum. The Arbitrator shall not consider parole evidence nor shall the Arbitrator exercise any equitable judgment or fashion any remedy in equity. The Arbitrator's award may include attorneys' fees and costs to the prevailing party, and the award, if any, may be entered in any court of competent jurisdiction. Any award shall be subject to de novo review in the Superior Court of Carson City,Nevada.

7.4 If any term or provision of this Agreement or the application to any person or circumstance shall to any extent be invalid or unenforceable in any jurisdiction, the remainder of this Agreement and application of such term or provision to persons or circumstances other than those to which it is held invalid or unenforceable or in any other jurisdiction shall not be affected, and each term or provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

7.5 If either party retains an attorney to enforce any provision of this Agreement, the losing party agrees to pay reasonable attorney's fees to be allowed the prevailing party and, if an appeal is taken from any judgment or decree of the trial court, the losing party further promises to pay such sum as the appellate court shall adjudge reasonable as the prevailing party's attorneys' fees on the appeal.

7.6 This Agreement may be signed in as many counterparts as is necessary, each of which shall be considered an original.

7.7 This Agreement is the entire and complete expression of the parties' intent, understanding and agreement, and merges and supersedes all prior and contemporaneous understandings and agreements, whether oral or written. No modification of this Agreement is binding unless in writing and signed by all of the parties hereto.

8.0 Executing Signatures

8.1 IN WITNESS WHEREOF, the parties have signed this Agreement in Vancouver, Canada, as of the date first set out above.

COMPANY: CONSULTANT:

Perfusion Systems, Inc.

By: "Alexander Von Kleist" "Ian Middleton"

Its Authorized Representative Ian Middleton, Consultant